Exhibit 99.1

NEWS RELEASE:

FOR IMMEDIATE RELEASE: June 20, 2008

FOR INFORMATION: Michael Halloran, Vice President and CFO, 801-365-2854;

Sam Westover, Chairman and CEO, 801-365-2800

SONIC INNOVATIONS ANNOUNCES

LOAN AMENDMENT WITH GERMAN BANK

Restricted Cash Security of $5.2 Million Lifted

Salt Lake City-Sonic Innovations, Inc. (NASDAQ: SNCI), the only U.S.-based publicly traded manufacturer of digital hearing aids, announced today that the company’s German subsidiary successfully negotiated an amendment with Commerzbank AG, a German bank, on a loan related to the 2003 acquisition of the German subsidiary. The amendment resulted in Commerzbank AG removing the restricted cash security related to the original loan, freeing up approximately $5.2 million, and allowing the company to utilize the unrestricted cash for corporate purposes. Sonic Innovations has guaranteed the remaining loan amount of approximately €2.75 million with the other terms of the original loan unchanged and pursuant to which Sonic will continue to make principal payments of €250,000 each quarter until the end of the loan.

As of March 31, 2008, Sonic Innovations had cash and cash equivalents of $14.1 million and a line of credit of $6.0 million with Silicon Valley Bank that the company has not drawn upon. “I am pleased that we were able to reach this amendment with Commerzbank, which is a reflection on the Company’s solid performance since entering into the loan,” said Sonic Innovations Chairman and CEO Sam Westover. “Sonic Innovations continues to perform well, achieving record first quarter sales of $31.9 million and gross margin of 64 percent this year. We are executing our business strategies, producing significant customer satisfaction and introducing exciting new products.”

ABOUT SONIC INNOVATIONS:

Sonic Innovations is a global provider of superior hearing solutions. The company is passionate about quality, technology, and improving the lives of the hearing impaired. Sonic Innovations and its hearing-healthcare partners are passionate about bettering the lives of their patients.

Sonic Innovations, headquartered in Salt Lake City, Utah, has international offices and manufacturing centers across the globe. Through its distribution partners, Sonic Innovations provides hearing care services and solutions in more than 25 countries. Sonic Innovations is listed on the NASDAQ Global Market System (SNCI) and can be found online at www.sonici.com.

Sonic Innovations has sold more than 1,000,000 hearing instruments.

This press release may contain “forward-looking statements” as defined under securities laws. Actual results may differ materially and adversely from those described herein depending on a number of factors including, but not limited to, the following risks: we face aggressive competition in our business; acquisitions could be difficult to integrate and disrupt our current business and therefore may harm our operating results; we may not launch more product lines this year; our products may not help people hear better or more naturally; we may poorly operate newly acquired businesses; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; and we have important international operations, which expose us to a variety of risks including government reimbursement, that could impact sales and operating results. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.